Exhibit 10.21

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is made and entered into on January 29, 2019 by and between James Sistek (the “Employee”) and Superior Industries International, Inc. (the “Company”).

WHEREAS, Employee has been employed by the Company and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Termination Date. The effective date of Employee’s termination of employment from the Company is January 29, 2019 (the “Termination Date”).

2. Severance Benefits. In consideration for Employee’s promises, covenants and agreements in this Agreement, the Company shall provide the following severance payments and severance benefits to Employee, subject to the Employee’s execution and non-revocation of and compliance with this Agreement:

(a) Severance payments in the amount of $210,000 representing 6 months’ base pay, at the rate in effect immediately prior to the Termination Date, less authorized deductions and applicable withholdings for taxes, paid in equal installments according to the Company’s normal payroll schedule. Should the employee not obtain full-time employment within the first 6 months following his termination date, Employee will be eligible for additional severance payments of $35,000 per month for the period ending after an additional 6 months or upon the date that he commences employment, whichever is earlier.

(b) Employee is entitled to his 2018 short-term incentive plan payment in accordance with the plan documents attached hereto as Exhibit A. The short-term incentive plan is dependent upon Employer attaining EBITDA goals and is subject to Board approval. Employee will receive his short-term incentive plan payment for 2018, if any, on or around March 15, 2019. Employee will be treated similarly to all eligible employees in all aspects of any 2018 short-term incentive payout.

(c) Subsidy payments for a portion of the cost of current premiums for COBRA continuation coverage, based upon the Company’s premiums in effect immediately prior to the Employee’s termination, for the shorter of (a) the period during which Employee remains eligible to receive COBRA continuation coverage, or (b) the period during which Employee remains eligible to receive severance payments (the “Severance Pay Period”). The COBRA continuation period begins as of the first day that Employee is no longer eligible for coverage under the applicable health plan due to the termination of employment. The Company’s obligations to pay the COBRA subsidy described in this subparagraph shall end immediately if the Employee is offered new employment through which Employee is eligible to receive group health benefits.

(d) A one-time payment of $30,000 for expenses related to Employee’s search for employment.

(e) Transition Period. (i) In further exchange for the release of claims and other promises by Employee detailed in this Agreement, Employee will be available to answer questions from the Employer from January 29, 2019 to the end of the Severance Pay Period.

i. Employee’s service as a member of the Management Board of Superior Industries International AG and all other director and officer positions that Employee holds at or through the Company and any of its subsidiaries or affiliates will cease on January 29, 2019, Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

Employee acknowledges that he would not otherwise be entitled to the payments and benefits provided under this Agreement but for the promises, covenants and agreements made in this Agreement. The parties agree that the payments and benefits provided by the Company under this Section 2 are in full, final and complete settlement of all claims Employee may have against the Company, its past and present affiliates and the respective officers, directors, owners, employees, members, shareholders, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”).

3. Sole and Exclusive Benefits. The severance payments are in lieu of any other severance benefit or other right or remedy to which executive would otherwise be entitled under the Company’s plans, policies, or programs in effect on the Termination Date or thereafter. This Agreement provides for the sole and exclusive benefits for which Employee is eligible as a result of his termination of employment, except as otherwise required by law, and Employee shall not be eligible for any contractual benefits under any other agreement or arrangement providing for benefits upon a separation from service other than the Severance Plan. For the avoidance of doubt, the Company shall pay Employee (a) accrued but unpaid salary or wages for services rendered prior to the termination of Employee’s employment, and (b) an amount for any accrued but unused vacation in accordance with the Company’s vacation policies.

4. No Admission of Liability. Nothing in this Agreement shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Employee on the part of itself and all other Releasees.

5. Restrictive Covenants.

(a) Non-Disclosure and Non-Use of Confidential Information.

(i) Employee shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”) any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for the Company, its successors and assigns, any of its present or future affiliates, subsidiaries or divisions and any organization controlled by, controlling or under control with it(individually, a “Company Group Member” and collectively, the “Company Group”), except (A) to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company or (B) to the extent required to do so by a court of competent jurisdiction. Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee is required to continue to adhere to all covenants to which he agreed in the Non-Disclosure Agreement signed on August 31, 2014.

(ii) For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Employee during Employee’s employment with the Company concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Employee proposes to disclose or use such information.

(b) Non-Solicitation. For a period of six months following the Termination Date, the Employee shall not (i) directly, or indirectly through another Person, induce any employee of the Company Group to leave the employ of such Company Group Member; and/or (ii) directly, or indirectly through another Person, induce any customer, supplier, licensee, vendor or other business relation of a Company Group Member to cease doing business with such Company Group Member, or in any way intentionally interfere with the relationship between any such customer, supplier, licensee, vendor or business relation, and the Company Group Member.

(c) Non-Compete. For a period of six months following the Termination Date, the Employee shall not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party, in North America and any other territory in which the Company’s products are sold (the “Restricted Area”), (i) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group; and/or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group Member is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.

(d) Non-Disparagement. Employee shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member in a false or negative light; provided, however, that Employee shall not be required to make any untruthful statement or to violate any law.

(e) Return of Company Property. Employee will return to the Company no later than January 29, 2019 any property of the Company in his possession, custody or control, including, but not limited to, files, identification card, data storage devices, passwords and office keys, and all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information.

(f) Nothing in subparagraphs (a) through (e) of this section should be construed to alter, replace, or supersede the provisions of the Non-Disclosure Agreement, signed by the Employee on August 31, 2014, and instead are meant to supplement these covenants.

6. Enforcement.

(a) Employee understands that the restrictions set forth in this Agreement may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received sufficient consideration to clearly justify such restrictions which, in any event (given his education, skills and ability), Employee does not believe would prevent him from otherwise earning a living. Employee has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable, do not confer a benefit upon the Company disproportionate to the detriment of Employee, are reasonable in time, scope and territory and necessary for the protection of the Company and are an essential inducement to the Company’s payment of severance benefits hereunder.

(b) Because Employee’s services are unique and because Employee has had access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require Employee to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement, if and when the judgment of a court of competent jurisdiction is so entered against Employee.

(c) If, at the time of enforcement of Section 5 of this Agreement, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(d) Employee covenants and agrees that he will not seek to challenge the enforceability of the covenants contained in Section 5 of this Agreement against any Company Group Member, nor will Employee assert as a defense to any action seeking enforcement of the provisions contained in Section 5 of this Agreement (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Employee.

(e) Other Employee Representations and Covenants. Employee agrees to and makes the following additional representations and covenants:

(f) Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of federal law or regulation, making truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process or as otherwise may be required by law.

(g) Employee will not encourage or assist any employee of a Company Group Member to litigate claims or file administrative charges against the Company or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case Employee agrees to notify the Company as soon as practicable so that the Company has the opportunity to contest such subpoena or other legal process.

(h) If any court has or assumes jurisdiction of any action against a Company Group Member on behalf of Employee, Employee will request that court to withdraw from or dismiss the matter with prejudice.

(i) Employee has reported to the Company in writing any and all work-related injuries that Employee has suffered during employment with the Company Group.

(j) Employee has not filed any complaints or charges against any Company Group Member with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and will not seek to recover on any claim released in this Agreement.

7. Release of Claims. Employee covenants not to sue, and fully and forever releases and discharges, the Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee’s employment with the Company or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of Employee (a) that arise after Employee signs this Agreement; (b) to enforce the terms of this Agreement; or (c) for accrued benefits of Employee or his beneficiaries under the terms of the Company’s medical, dental, life insurance or defined contribution retirement plans. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Michigan Persons with Disabilities Civil Rights Act, and the Michigan Constitution (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Employee’s employment by the Company or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Employee acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Employee’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement does not purport to waive any claim for worker’s compensation or unemployment benefits and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

8. Review and Revocation Periods. Employee acknowledges that (a) he has been given at least twenty-one (21) calendar days from the date of Employee’s receipt of this Agreement on January 29, 2019 to consider this Agreement and that modifications hereof which are mutually agreed upon by the parties, whether material or immaterial, do not restart this period; (b) he has seven (7) calendar days from the date he executes this Agreement in which to revoke it; and (c) this Agreement will not be effective or enforceable nor the amounts set forth in Section 2 paid unless the seven-day revocation period ends without revocation by Employee. Revocation can be made by delivery and receipt of a written notice of revocation to Shawn Pallagi, SVP Chief Human Resource Officer, 26600 Telegraph Rd. Suite 400, Southfield MI 48033, by the end of the seventh (7th) calendar day after Employee signs the Agreement.

9. Opportunity to Seek Advice; Understanding of Agreement. Employee acknowledges that he has been advised to consult with an attorney of Employee’s choice with regard to this Agreement and has had sufficient time to do so. Employee hereby acknowledges that he fully understands the significance of this Agreement and voluntarily accepts the terms of this Agreement.

10. Confidentiality. Employee agrees to treat the existence and terms of this Agreement as confidential and will not discuss it with anyone other than: (a) his counsel or tax advisor as necessary to secure their professional advice, (b) his spouse, or (c) as may be required by law.

11. Forfeiture of Benefits. Employee agrees and acknowledges that, in the event of breach by Employee of any of the promises, covenants or agreements contained in this Agreement, and to the extent permissible under applicable law, the Company shall be entitled to withhold or recover, and Employee shall forfeit any right to, all but $1,000.00 of the amounts paid or payable to Employee under Section 2 of this Agreement, which remaining amount Employee agrees shall constitute sufficient and adequate consideration for his promises, covenants and agreements in the Agreement. Notwithstanding the foregoing, Employee agrees that the preceding sentence is not the exclusive remedy for Employee’s breach of the provisions of this Agreement, and the Company’s exercise of its rights under this section shall not prejudice the Company’s rights or available remedies for Employee’s breach in any court of law or equity of competent jurisdiction notwithstanding the withholding and recovery of payments contemplated hereby.

12. Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to limit, impair or terminate any obligation of Employee pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Employee where such agreements by their terms continue after Employee’s employment with the Company ends. This Agreement may only be modified by written agreement signed by both parties.

13. Construction, Interpretation and Severability. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. The Company and Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative body of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remaining provisions hereunder shall remain in full force and effect.

14. Successors and Assigns. This Agreement shall be binding on the Company and Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Michigan, without giving effect to any principles of conflicts of law.

16. Waiver of Trial by Jury. As a specifically bargained for inducement for Employee to enter into this Agreement, Employee (after having the opportunity to consult with counsel) hereby irrevocably waives, to the extent permissible by applicable law, all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

17. Counterparts. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY.

THIS AGREEMENT AND GENERAL RELEASE OF CLAIMS INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“COMPANY”

Superior Industries International, Inc.

By:	/s/ Shawn I. Pallagi

Name:	Shawn I. Pallagi

Title:	SVP and CHRO

Date:	February 2, 2019

“EMPLOYEE”

/s/ James Sistek
James Sistek

Date:	February 2, 2019